SHAREHOLDER UPDATE
August 27, 2010

Fellow Shareholders:

This week, we released the results of the second quarter ending June 30, 2010. Net sales from continuing operations for the second quarter of 2010 were $19.6 million compared to $17.7 million reported for the same period in 2009, an increase of 10.8%.  This comparison is even more favorable when looking at the first 6 months, with total revenues almost 42% higher than in 2009, totaling $41.1 million vs. $29.0 million last year. Nevertheless, the increased revenues and improved year-to-date operating results were insufficient to prevent a bottom-line loss for the quarter.

Non-cash charges due to the accounting of the HIG All American, LLC (H.I.G.) convertible debt and warrants greatly impacted reported bottom-line losses. The accounting for this debt and these warrants must be re-evaluated quarterly in accordance with GAAP. Of the $15.3 million in reported losses for the first half of 2010, $7.3 million is a non-cash debt extinguishment charge related to the First Amendment to the HIG loan agreement. In addition, $2.3 million of the total interest expense of $3.0 million are also non-cash charges related to the HIG debt.  These charges do not impact the operating results or the cash flow of the Company. Therefore, we believe the appropriate financial metrics to focus on as proxies for Company performance are revenues, operating profits and cash flow.

Housing Group:

Net sales of the Company’s Housing Group totaled $14.2 million for the second quarter of 2010 compared to $14.9 million reported for the same period in 2009, a decrease of 4.2%. This resulted in an operating loss of $2.9 million for the quarter for this segment, compared to a $2.2 million operating loss for the same quarter in 2009. However, within these numbers is an encouraging trend: our core business single family home sales are up 23% for the quarter year-over-year. This is particularly remarkable given the article in the Wall St. Journal (July 27) stating that new-home sales in May and June were at the lowest annualized rates ever.

Specialty Vehicle Group:

Net sales of the Company’s Specialty Vehicle Group totaled $5.4 million for the second quarter of 2010 compared to $2.9 million for the same period in 2009, an increase of 88.4%. In 2010, we have already shipped 88% of the buses we shipped in all of 2009.  The Group continued to be profitable, generating a gross profit in the second quarter 2010 of $0.6 million, and an operating profit of $0.2 million. Shipments of ARBOC Mobility buses were lower than expected in the second quarter, but based on the backlogs and the planned introduction of new vehicles in 2010, we still expect revenues from this segment to double in 2010 over 2009.

Overall, the Company’s operating loss for the six months ended June 30, 2010 improved by 41.7% or $3.8 million to a loss of $(5.2) million compared to a loss of $(9.0) million for the comparable six-month period in 2009. These results were adversely affected by $723,000 in non-cash reserves established for the settlement of an old products litigation matter and a new workers compensation claim arising from an accident at our Iowa plant. We also paid over $500,000 in attorneys’ fees for various litigation matters during the quarter.

In spite of these revenue and operating improvements, operating results for the six month period ended June 30, 2010 were not good enough to meet the debt covenants set with HIG in the First Amendment to the Loan Agreement. HIG did assess penalties as provided for in the loan agreement, but also waived the default through July 31, 2010 to allow the Company and HIG to work out a long term resolution to the issues surrounding the covenant miss. Neither party wants this situation to repeat.

Cash Flow:

We slashed cash usage and were able to maintain an average balance on hand through June well in excess of $3 million. Net cash used in operations during the six month period ended June 30 totaled $6.2 million for 2010 vs. $16.4 million for 2009, a reduction of 62%. Unrestricted cash on hand at June 30, 2010 totaled $3.6 million compared to $6.4 million on hand at December 31, 2009, while restricted cash totaled $12.9 million at June 30, 2010 compared to $14.8 million at December 31, 2009. Currently, the Company has approximately $7.5 million held by bonding companies as cash collateral, mostly related to construction projects that have been completed or bonds for self-inured workers compensation coverage, in some cases for states where we have not had any operations for years. We believe the amounts held now far exceed the real exposures they were intended to cover. We have been trying to get some of these funds returned to the Company, which would greatly ameliorate cash flow concerns. However, so far, we have been unsuccessful in those efforts. We also have another $1.0 million in collateral for a letter of credit to support the chassis pool for the bus business, and (at June 30, 2010) we had $3.1 million still in escrow relating to the Forest River transaction. To date, the RV-tail liabilities have been tracking well below that amount, but any remaining balance will not be available to us until the end of 2010. Accordingly, cash management continues to be a high priority.

Discussion:

A major challenge to our bottom line is covering the fixed costs of manufacturing plants experiencing very low capacity utilization. This is directly tied to revenues, which have lagged because of the disparity in major project activity year over year, and because of continuing depressed housing market conditions. The well-known difficulties in obtaining financing for home sales spread to financing of commercial projects. The timing of large projects has become almost entirely dependent upon when banks release funding to our customers.  This unexpectedly delayed revenues from projects that were under contract. For example, due solely to financing constraints faced by our customers, construction of a large apartment complex stalled mid-project, and a hotel resort project has been postponed several times this year.

In late 2009, a recovery in the single family homes market was widely predicted by the second half of 2010. However, that second-half is now upon us, and there is little if any sign of a housing recovery. To the contrary, according to The Wall Street Journal (August 25), sales of previously owned homes fell 27% in July, “stoking fears of renewed weakness in the housing market.” For the last year and a half, banks have actually sold more homes than have home builders. Recently, home foreclosures were predicted to exceed 1,000,000 homes this year, while single family housing sales tracked below an annualized rate of 330,000 in both May and June. “In July of 2005, nearly 120,000 new homes were sold. By July of 2010, sales had fallen almost 90% (sic), to 25,000.” A picture is worth a thousand words; below is a graphic depiction of the market conditions we have been trying to manage through (Source, The Economist, August 25, 2010):

Expecting the single family home markets to stabilize in the first half of 2010 and to show some improvement by now, we worked to avoid reducing our service footprint. Maintaining market position and presence should reap great rewards when the housing markets do actually recover. While we believe that was the correct strategic decision at the time, and while we intend to continue to do everything reasonably possible to remain present and active in the geographic markets we currently serve, the housing market reality compels reconsideration of how we implement that strategy. Accordingly, we have already taken several additional cost reduction measures intended to curtail any potential for future losses.

Other Matters:

The Company recently received some very good news in the form of a judgment in the Winforge litigation. This has been a long running dispute involving the aborted construction of a hotel in Pigeon Forge, Tennessee in which the Company and the developer raised competing claims. That matter went to trial earlier this year (and was one cause for the above mentioned attorneys’ fees paid in the second quarter). This month the judge published her opinion, finding in the Company’s favor on all counts and awarding us a judgment of over $2.4 million in damages.  While this judgment may prove difficult to collect, it does remove the cloud of a potential liability from our horizon, and makes it quite clear that there are no potential claims arising from that project dispute on the hotel site that we now own in Pigeon Forge. We are actively looking for ways to use or dispose of that property.

Unfortunately, the Company is still engaged in litigation with one of its major shareholders, GAMCO Investors, regarding the Board’s determination of the invalidity of certain nominations that GAMCO attempted to offer for election of Directors at the most recent annual shareholders meeting. The Board attempted to respond to GAMCO’s concerns and to resolve the litigation, but those efforts did not bear fruit. To the extent it can, management is trying to leave the handling of this dispute to the Board and the Company’s legal counsel, so as not to be distracted from the day to day demands of running the business during these already difficult times.

Other Developments:

In April and May, All American Homes opened new direct retail sales and design centers in Iowa, and Tennessee, to complement our existing centers in Indiana and Virginia. We market directly to the home buyer through these centers, and our independent builders also use the models and design  centers to supplement their own marketing and sales efforts. Additional “homestores” are planned.

Looking forward, in response to down-sizing and down-pricing trends in the current housing market, we have designed several new single-family home product offerings in our Simple Living Series, with modest square footage but great features at extremely attractive price points, targeted at first time buyers and urban/suburban in-fill. Most of these have already been introduced to our builders, and more will  be  launched very soon.  In addition, we have  introduced an entirely new modular product for major projects that will be shown at trade events this fall. We are also optimistic that we will be able to announce commencement of production on some new major projects within the next month. Similarly, in the Specialty Vehicle segment, we have prototyped a new model low-profile bus to expand into commercial markets. We also generated tremendous interest with our bookmobile unit at the National Library show in July. We hope to release several positive announcements relating to these developments in the coming weeks.

Richard M. Lavers
President & Chief Executive Officer
All American Group, Inc

All American Group, Inc.(formerly Coachmen Industries, Inc),, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, the ability of the Company  to reach agreement with H.I.G. regarding revised covenants at reasonable terms and the ability to meet the revised covenants in future periods, the availability to the Company of chassis utilized for bus production and the availability of chassis financing to procure the chassis and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500